Exhibit 99.1


                Simsbury Bank Announces Stock Repurchase Program


     SIMSBURY, Conn.--(BUSINESS WIRE)--July 24, 2006--SBT Bancorp, Inc. (OTCBB:SBTB), the holding company of The Simsbury Bank & Trust Company, announced today that its Board of Directors has authorized up to $1,000,000 to be allocated toward purchases of the company's Common Stock for a period of 18 months. The shares will be repurchased in the open market or through privately negotiated transactions from time to time as, in the opinion of management, market conditions warrant. The shares to be repurchased represent approximately 4% of the Company's outstanding shares as of June 30, 2006.
     "We believe the Company's shares are an attractive investment opportunity, and therefore, the repurchase of our shares is an excellent use of corporate funds that will enhance shareholder value," said Martin J. Geitz, President and CEO of the Bank.

     The Simsbury Bank & Trust Company is a locally-controlled, customer-friendly commercial bank for businesses and consumers with approximately $210 million in assets. The Bank serves customers through full-service offices in Simsbury, Avon, Bloomfield, Canton and Granby, Connecticut, SBT Online Internet banking at simsburybank.com, free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program in addition to thousands of ATM locations world-wide, and 24 hour telephone banking. The Bank offers investment services through its wholly-owned subsidiary, SBT Investment Services, Inc. The Company's stock is traded over-the-counter under the ticker symbol of its bank holding company, SBT Bancorp, Inc., OTCBB: SBTB. Visit the Bank's website at www.simsburybank.com

     Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.


     CONTACT: The Simsbury Bank & Trust Company
              Anthony F. Bisceglio, CFO, 860-408-5493
              860-408-4679 (fax)
              abisceglio@simsburybank.com